Adamis Pharmaceuticals Corporation S-3

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2016, relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) which report appears in the annual report on Form 10-K of the Company for the year and nine-month transition period ended December 31, 2015 and 2014, respectively, and includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN McCANN P.C.

San Diego, California
August 3, 2016